Exhibit 99.1

2801 Post Oak Blvd., Suite 600 ● Houston, Texas 77056 Tel 713.960.9111 ● Fax 713.629-6239

Westlake Chemical Announces Pricing of Offering of Senior Notes

HOUSTON—(BUSINESS WIRE)—July 10, 2019— Westlake Chemical Corporation (NYSE: WLK) (“Westlake”) announced today that it has priced its previously announced underwritten public offering of EUR700,000,000 aggregate principal amount of senior unsecured notes due 2029 (the “Notes”) under its existing shelf registration statement. The Notes will bear interest at a rate of 1.625% per annum and will mature on July 17, 2029 . The sale of the Notes is scheduled to close on July 17, 2019, subject to customary closing conditions.

Westlake intends to use the net proceeds from the proposed public offering of the Notes for general corporate purposes.

The Notes are being offered and will be sold only pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities (including the Notes), nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering of the Notes is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, J.P. Morgan Securities plc and Merrill Lynch International are acting as joint book-running managers for the offering of the Notes. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to the offering of the Notes may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or by sending a request to: Deutsche Bank AG, London Branch at 1-800-503-4611; Goldman Sachs & Co. LLC at 1-866-471-2526; J.P. Morgan Securities plc at +44-207-134-2468; and Merrill Lynch International at 1-800-294-1322.

About Westlake

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and plastic building products including siding, pipe, fittings and specialty components, windows, fence, deck, roofing and film.

Forward-Looking Statements

The statements in this release that are not historical facts, such as statements regarding the proposed public offering of Notes, the use of proceeds therefrom and other matters relating to the proposed public offering, are forward-looking statements that are based on current expectations. Although Westlake believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond Westlake’s control, including those described in the prospectus, Westlake’s Form 10-K for the fiscal year ended December 31, 2018 and in its other filings with the SEC. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Westlake does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Westlake Chemical Corporation, 1-713-960-9111

Ben Ederington, mediarelations@westlake.com and

Steve Bender, investorrelations@westlake.com.

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